EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 25, 2010

Genesis Energy, L.P. Announces Acquisition of
50% Interest in Cameron Highway Oil Pipeline Company

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced today that it has executed a definitive agreement to purchase Valero Energy Corporation’s (NYSE:VLO) indirect 50% equity interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”), a partnership, for $330 million in cash.  Enterprise Products Partners, L.P. (NYSE: EPD) also owns an indirect 50% interest in and operates Cameron Highway.

Cameron Highway, constructed in 2004, is a modern 380-mile 24- and 30-inch diameter pipeline, with capacity to deliver up to 500,000 barrels per day of crude oil from developments in the Gulf of Mexico to major refining markets along the Texas Gulf Coast located in Port Arthur and Texas City.

"Genesis is excited about the opportunity to partner with Enterprise, the largest publicly traded partnership and a leader in offshore midstream infrastructure development.” said Grant Sims, Genesis’ Chief Executive Officer. "This is a very strategic investment for Genesis, and it further complements the integrated midstream services we provide to Gulf Coast producers and refineries and diversifies our asset portfolio. The Gulf of Mexico is an important and growing resource basin, accounting for approximately 30% of total current U.S. oil production, and Cameron Highway is well-positioned to continue serving Gulf of Mexico producers.” Sims continued, “We believe that Cameron Highway is an attractive investment underpinned by the cash flows tied to large, dedicated anchor fields, the majority of which are not yet fully developed, and it has capacity and is geographically positioned to benefit from future midstream service opportunities.”

Enterprise will continue its role as operator of Cameron Highway, overseeing physical operations and maintenance activities.

During the twelve month period ended June 30, 2010, Cameron Highway’s owners received distributions totaling approximately $65 million. Genesis expects such annualized distributions to potentially be significantly higher following resumed development of the fields currently dedicated to the pipeline as well as from Cameron Highway’s ability to provide services to future developments. Genesis intends to finance the transaction with a combination of equity and debt.  The acquisition is expected to close before year end, subject to usual and customary conditions including receipt of all regulatory approvals. The purchase price is subject to customary adjustments, including for working capital.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the offering. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516